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                                                                    Exhibit 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 29, 2000 (except with respect to the matter discussed in Note 16, as to which the date is June 28, 2001) on our audit of the consolidated balance sheet of Exide Corporation and subsidiaries as of March 31, 2000 and the consolidated statements of operations, stockholders' equity (deficit) and cash flows for the fiscal years ended March 31, 1999 and March 31, 2000 included in Exide Corporation and its subsidiaries' Form 10-K for the fiscal year ended March 31 2001, and to all references to our Firm included in this Registration Statement.

/s/ Arthur Andersen LLP


Philadelphia, Pennsylvania
July 9, 2001